EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103572, 333-111175, 333-119218, 333-119225, 333-119232, 333-130142, 333-145612, 333-152992, 333-72878, 333-13077, 333-44434, 333-83691 and 333-41039 on Form S-8 of our report dated February 20, 2009, relating to the consolidated financial statements of CEC Entertainment, Inc., and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended December 28, 2008.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 20, 2009